INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-43804 of New England Business Service, Inc. on Form S-8 of our report dated June 8, 2001, appearing in this Annual Report on Form 11-K of the 401(k) Plan for Employees of New England Business Service, Inc. for the period ended December 31, 2000.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 27, 2001

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